Stradley Ronon Stevens & Young, LLP

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Philadelphia, PA  19103-7098

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www.stradley.com

June 22, 2010

Board of Trustees

Templeton Capital Accumulator Fund

500 East Broward Boulevard, Suite 2100

Fort Lauderdale, Florida 33394-3091

Board of Directors

Templeton Growth Fund, Inc.

500 East Broward Boulevard, Suite 2100

Fort Lauderdale, Florida 33394-3091

Re:      Agreement and Plan of Reorganization (the “Plan”) dated as of December 7, 2004, by and between Templeton Capital Accumulator Fund, a statutory trust created under the laws of the State of Delaware (“Acquired Fund”), and Templeton Growth Fund, Inc., a corporation organized under the laws of the State of Maryland (“Acquiring Fund”)

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the "Reorganization"), which will consist of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill of the Acquired Fund in exchange solely for full and fractional Class A shares of common stock, par value $1.00 per share, of the Acquiring Fund (the “Acquiring Fund Shares”), which are voting securities; (ii) the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund (the shares of the Acquired Fund, the “Acquired Fund Shares”) according to their respective interests in the Acquired Fund in complete liquidation of the Acquired Fund; and (iii) the dissolution of the Acquired Fund as soon as is practicable after the closing (the “Closing” and the date of closing the “Closing Date”), all upon and subject to the terms and conditions of the Plan.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed the Plan, dated as of December 7, 2004; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on May 5, 2005; (c) certain representations concerning the Reorganization made to us by the Acquired Fund and the Acquiring Fund in a letter dated June 22, 2010 (the “Representation Letter”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all other documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  All terms used herein, unless otherwise defined, are used as defined in the Plan.

For purposes of this opinion, we have assumed that the Acquired Fund, on the Closing of the Reorganization, satisfies, and immediately following the Closing, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and State of Maryland, the terms of the Plan and the statements in the Representation Letter, it is our opinion that:

1.                  The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund, as provided for in the Plan, in exchange for the Acquiring Fund Shares followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.                  No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

3.                  No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

4.                  No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in complete liquidation (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.

5.                  The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

6.                  The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

7.                  No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

8.                  The aggregate tax basis of the Acquiring Fund Shares to be received by each shareholder of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

9.                  The holding period of the Acquiring Fund Shares received by a shareholder of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares exchanged therefor, provided that the shareholder held the Acquired Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

10.              The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)‑1(b) of the income tax regulations issued by the United States Department of the Treasury (the “Treasury Regulations”), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Plan and/or the effect, if any, of any such other transaction on the Reorganization.

This opinion is being rendered to the Acquiring Fund and the Acquired Fund and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

This opinion is effective as of the effective time of Closing on May 20, 2005.

                                                                              Very truly yours,

                                                                              STRADLEY, RONON, STEVENS & YOUNG, LLP

                                                                              /s/ Stradley, Ronon, Stevens & Young, LLP